Exhibit 99.1

Sage Therapeutics Appoints Asha Nayak, M.D., Ph.D.,

to Board of Directors

CAMBRIDGE, Mass., November 8, 2017 — Sage Therapeutics, Inc. (NASDAQ: SAGE), a clinical-stage biopharmaceutical company developing novel medicines to treat life-altering central nervous system (CNS) disorders, today announced the addition of Asha Nayak, M.D., Ph.D, chief medical officer for a multinational technology company, to the company’s board of directors.

“Dr. Nayak’s passion for improving patient care through innovation and her diverse experience as a physician, scientist, inventor and investor will be a tremendous asset to Sage,” said Jeff Jonas, M.D., chief executive officer at Sage. “Her ability to make data-driven decisions and unique expertise in corporate strategy, development and operations will be invaluable as we work towards our goal of becoming a commercial organization.”

Dr. Nayak currently serves as chief medical officer at Intel Corporation where she guides its healthcare investment strategy and provides clinical and business leadership to Intel’s broad spectrum of healthcare programs. Dr. Nayak served as co-principal investigator on four clinical studies that demonstrated the value of Intel technologies in the areas of oncology and preventative cardiology.

“With multiple advanced candidates in clinical trials, this is an exciting time for Sage,” said Dr. Nayak. “I look forward to working with the Board and leadership team to achieve Sage’s mission of developing and delivering new medicines to transform the lives of patients facing life-altering central nervous system disorders.”

Dr. Nayak’s work played a seminal role in the development of brain MRI for stroke diagnosis in addition to multiple interventional cardiology tools in use today. Before joining Intel, she was vice president at New Leaf Venture Partners, guiding its investments in the medical device sector. Earlier, Dr. Nayak created and led several new therapy programs at Medtronic. Now, and throughout her career, Dr. Nayak maintains an active clinical practice at the Stanford VA emergency department. She is the inventor on numerous patents and is published in several textbooks and peer-reviewed journals.

Dr. Nayak holds an M.D. and Ph.D. in neuroscience from the University of Colorado and completed internal medicine residency and Biodesign Innovation Fellowship programs at Stanford University.

About Sage Therapeutics

Sage Therapeutics is a clinical-stage biopharmaceutical company committed to developing novel medicines to transform the lives of patients with life-altering central nervous system (CNS) disorders. Sage has a portfolio of novel product candidates targeting critical CNS receptor systems, GABA and NMDA. Sage’s lead program, brexanolone (SAGE-547), is in Phase 3 clinical development for postpartum depression. Sage is developing its next generation modulators, including SAGE-217 and SAGE-718, in various CNS disorders. For more information, please visit www.sagerx.com.

Investor Contact:

Paul Cox, Sage Therapeutics

paul.cox@sagerx.com

617-299-8377

Media Contact:

Maureen L. Suda, Suda Communications LLC

maureen.suda@sagerx.com

585-387-9248

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